EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 2/1/08
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	1.19%	-0.23%	2.21%
Class B Units	1.18%	-0.23%	2.14%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED FEBRUARY 1, 2008

Grant Park recorded trading gains during the past week, mainly on positions in currencies, soft/agricultural commodities markets and interest rate products.  Losses came primarily from the energy sector.

Long positions in the foreign currency markets posted gains after the US dollar closed lower for the week.  The decision by the US Federal Reserve to cut short-term interest rates by an additional 50 basis points on Wednesday put further downward pressure on the greenback, especially against the euro and Japanese yen.  Long positions in the Australian dollar were also profitable after the Aussie gained a little more than two cents against the dollar on speculation that the Reserve Bank of Australia could hike interest rates at its next scheduled meeting.  Long positions in the Canadian and New Zealand dollars also gained.

Long positions in the soft/agricultural commodities sector were profitable as grain prices rallied on reports of increased exports and an inadequate amount of new crop acreage.  Positions in the soybean complex accounted for the bulk of earnings.  Coffee and sugar prices also rose, adding to gains.

Prices for global fixed income instruments were higher during the week, resulting in gains for Grant Park.  Long positions in the Japanese Government Bond market benefited after a lower-than-expected reading on December industrial production and falling earnings data sparked talk of a possible interest rate cut there by summer.  Long positions in the European bond markets were profitable after prices rallied on weak housing and retail sales reports.

Lastly, long positions in the energy sector reported losses after crude prices fell on continuing concerns that the US could be headed into a recession.  March crude oil closed $1.75 lower, settling at $88.96 per barrel after an unexpected drop in US payrolls elevated investors’ worries of an economic downturn.  Unleaded gasoline and heating oil prices also fell, adding to losses.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE.  HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website:  www.dearborncapital.com
e-mail: funds@dearborncapital.com